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                                                                   EXHIBIT 10.37

                             AMENDMENT NUMBER THREE

                                       TO
                     LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

                                     BETWEEN
                     REGENTS OF THE UNIVERSITY OF CALIFORNIA

                                       AND

                                GK FINANCING, LLC

        This AMENDMENT NUMBER THREE TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (the "Amendment") is dated as of the 22nd day of June 2001, and is entered into between GK FINANCING, LLC, a California limited liability company ("GKF"), and The Regents of the University of California, a California corporation ("University"), with reference to the following facts:

                                    RECITALS

        A. Reference is made to a certain Lease Agreement for a Gamma Knife Unit (as amended, the "Agreement") which was dated July 6, 1990 but which first became effective on September 17, 1991, between University and American Shared Hospital Services, a California corporation ("ASHS").

        B. The Agreement was amended pursuant to a certain Amendment Number One to the Lease Agreement for a Gamma Knife Unit (the "First Amendment") dated effective August 1, 1995 between University and ASHS.

        C. The Agreement was subsequently assigned (i) by ASHS to its wholly-owned subsidiary, American Shared Radiosurgery Services ("ASRS"), and then, by ASRS to GKF, which assignment was consented to by University pursuant to a certain Estoppel Certificate and Consent to Assignment dated December 21, 1995; and (ii) by University to UCSF-Stanford Health Care, a California non profit public benefit corporation ("UCSF SHC").

        D. Effective February 6, 1998, UCSF SHC and GKF entered into a certain Amendment Number Two to the Lease Agreement for a Gamma Knife Unit (the "Second Amendment").

        E. GKF and University desire to further amend the Agreement as provided below.

        NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:

                                    AGREEMENT

        1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.



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        2. Extension of Term. The Term of the Agreement shall expire on the later of September 17, 2010, or at the end of the ninth (9th) "Rate Year" (as defined in Section 5 below), subject to earlier termination by University pursuant to Section 8 below.

        3. Transfer of Title to the New Unit. Section 8 of the Second Amendment is deleted in its entirety. In furtherance thereof, University acknowledges and agrees that it shall not (nor have the opportunity to) acquire title to the Leksell Gamma Knife Model B Unit (the "New Unit") that is currently being leased by GKF to University under the Agreement, and that title to the New Unit shall remain with GKF.

        4. Upgrade of the New Unit. GKF shall be responsible for upgrading the New Unit with a new Leksell Gamma Knife Model C (the "Model C") to be located at the Site (i.e., 505 Parnassus Avenue, San Francisco, California); GKF shall be responsible for the costs of implementing changes to the Site which are required to support the Model C. However, University will provide University personnel and services upon request and as required by GKF to upgrade the New Unit to the Model C at no cost to GKF. Such personnel and services shall include but not be limited to, oversight supervision and assistance by University's Office of Design and Construction with construction and compliance with OSHPD requirements, and by University physicists with nuclear regulatory compliance issues and the calibration of the Model C. It is anticipated but not guaranteed that the New Unit will be upgraded to the Model C in or around October 2001.

               a. The Model C shall be installed by GKF after all appropriate licenses, permits, approvals, consents and authorizations (collectively, the "Permits") have been obtained by University at University's cost (other than any filing or registration fees which shall be paid for by GKF) for the upgrade process, including, without limitation, the proper handling of the cobalt-60 during the upgrade process. The timing and procedure for such upgrade shall be as mutually agreed upon between the parties. As used herein, the "installation" of the Model C by GKF shall mean the upgrading of the New Unit at the Site but does not include the loading of new cobalt-60 sources.

        5. Per Procedure Payment. Effective on the date the Model C becomes operational to perform clinical treatments (the "Operational Date"), Section 6 of the Second Amendment shall be deleted and replaced with the following:

                "(a) In consideration of, among other things, GKF's agreement to upgrade the New Unit to the Model C, effective on the Operational Date and continuing until title to the Model C is transferred by GKF to University pursuant to Section 7 below, as the lease payment for the Model C, University shall pay to GKF the sum of * for each "Procedure" (as defined below) that is performed by University or its representatives or affiliates, irrespective of whether the Procedure is performed on the Model C or using any other equipment or devices. As used herein, a "Procedure" shall mean any single fraction cranial/intracranial radiosurgery treatment.


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                "(b) The foregoing payment for each Procedure shall apply to each of the first * Procedures performed during any "Rate Year". If the number of Procedures performed during any Rate Year exceeds * Procedures, then, the payment for each of such Procedures in excess of * Procedures performed during the remainder of such Rate Year shall be * per Procedure. As used herein, a "Rate Year" shall mean each consecutive twelve (12) month period commencing from the Operational Date; provided that, if University reloads the cobalt-60 into the Model C prior to taking title to the Model C pursuant to section 7 below, (i) the Rate Year in which that occurs shall be automatically extended by the period of time that the Model C is unavailable for Procedures due to such cobalt reloading, and (ii) the next succeeding Rate Year shall commence on the expiration of the Rate Year described in clause (i) above, as so extended.

                "(c) Within ten (10) days after University's receipt of written request by GKF, GKF shall have the right to audit University's books and records (including, without limitation, the books and records pertaining to any other radiosurgery equipment or devices) to verify the number of Procedures that have been performed by University, and University shall provide GKF with access to such books and records; provided that any patient names or identifiers shall not be disclosed."

        6. Cobalt Reloading. It is anticipated that after the Model C has been in clinical operation for three (3) years, University will remove and reload the cobalt-60 into the Model C during the fourth (4th) Rate Year. University shall be responsible for all costs associated with the removal and disposal of the depleted cobalt and the installation of the new cobalt-60 into the Model C. In addition, University shall indemnify GKF for the foregoing in the same manner as GKF is indemnified in Section 8(d) of the Agreement.

        7. Transfer of Title to Model C. At the end of the sixth (6th) Rate Year or September 17, 2007, whichever is later (the "Transfer Date"), GKF shall transfer all of its right, title and interest in and to the Model C to University in consideration for the payment by University to GKF of *

        8. Services Performed by GKF. In addition to GKF's responsibilities under the Agreement, GKF shall provide marketing support and research funding assistance, and use its efforts to include University in networks with third party payors, where warranted, for the provision of Gamma Knife services. Such services shall include the following:

               a. Sponsoring a guest lecturer for Gamma Knife symposiums, if appropriate, in each of the first six (6) Rate Years.

               b. Assisting in the funding of, at minimum, one research project related to the clinical applications of the Gamma Knife to functional procedures (i.e., epilepsy, Parkinson).


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Additional research projects with Gamma Knife clinical applications shall be considered on a case-by-case basis. Research projects are to be brought to GKF for its review and approval.

               c. Develop a marketing plan annually for review by University. GKF and University shall meet at minimum quarterly to review the effectiveness of the marketing plan.

        During each of the seventh (7th), eighth (8th) and ninth (9th) Rate Years, University shall pay GKF the sum of * for each of such Rate Years for providing the services described in this Section 8 during such Rate Years. Payment by University to GKF shall be made in monthly installments of * each, commencing on the first day of the seventh (7th) Rate Year and continuing on the same day of each succeeding month thereafter until the expiration or termination of the Agreement. Notwithstanding the foregoing, if University permanently discontinues providing Gamma Knife services following the Transfer Date, University shall have the right to terminate this Agreement by giving not less than thirty (30) days prior written notice to GKF, and upon such termination, neither party shall have any further obligation to the other party pursuant to this Section 8 other than for payment of any amounts owed to GKF hereunder through the date of such termination.

        9. Allocation of Responsibility. It is understood by the parties that GKF is not responsible for any additional hardware, cobalt reloading, software changes and/or other modifications to the Model C except as agreed upon in writing by University and GKF. The Agreement may be modified to reflect any additional changes or modifications.

        10. Financing. GKF shall ensure that the financing of its Model C shall not restrict or prohibit the transfer of title to the Model C pursuant to
Section 7 above.

        11. Acknowledgment of Assignment. University represents and warrants to GKF that UCSF SHC has assigned to University of all of UCSF SHC's rights and obligations under the Agreement and the LGU Agreement (as defined in the Agreement), and University hereby accepts such assignment and assumes and agrees to perform all of University's obligations arising thereunder.

        12. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

        13. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Agreement including amendments shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

GK FINANCING, LLC                            THE REGENTS OF THE UNIVERSITY OF
                                             CALIFORNIA


By:    /s/ William Arnold                    By:    /s/ Craig K. Tagawa
       ---------------------------                  ---------------------------
Name:  William Arnold                        Name:  Craig K. Tagawa
Title: Chief Operating Officer               Title: Chief Executive Officer



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